October 3, 2025

John Doherty

Dear John,

Pending approval from Butterfly Network’s Compensation Committee (the “Compensation Committee”), we are pleased to offer you a position of Executive Vice-President, Chief Financial Officer of Butterfly Network, Inc. (the “Company”) as soon as practical. The date on which your employment actually begins is referred to herein as the “Start Date.” You will report to Joe DeVivo, Chief Executive Officer.

Your annualized compensation in this position will consist of an annual base salary of $530,000.00 paid in biweekly pay periods, less required deductions.

Starting in 2027 with respect to performance in 2026, you are eligible to receive an annual discretionary bonus with a target of 70% based on goals, objectives, and performance metrics to be determined by Butterfly Network’s management. It will be a condition of your eligibility to receive any bonus, including the 2025 Guaranteed Bonus (as defined below), that you remain employed with Butterfly Network through the date of payment of such bonus. For 2025, you will be paid a bonus of $250,000.00 (the “2025 Guaranteed Bonus”) payable in Q1 2026 at the same time other executives receive their bonus for 2025 performance. If your employment ends within 6 months of the date on which you receive the 2025 Guaranteed Bonus because you resign without Good Reason or because the Company terminates your employment for Cause, you shall repay the Company the amount of the 2025 Guaranteed Bonus within 30 days of the date of such termination. As used herein, the terms “Good Reason” and “Cause” have the meanings ascribed to such terms in the Executive Severance Plan.

If you terminate your employment with the Company other than for Good Reason, such termination shall be effective upon the later of that date that is (i) 60 calendar days after notice of termination and (ii) the business day following the date on which the Company announces earnings with respect to its most recently completed fiscal quarter.

In addition to the outlined cash compensation, within 30 days of the Start Date, you will receive restricted stock units (RSUs) for Class A common stock of the Company (the “Class A Common Stock”) with a value of $2,000,000.00 (the “Initial RSUs”), that will be subject to (i) the approval of the Compensation Committee, (ii) the terms and conditions of a grant agreement entered into by you and Butterfly, and (iii) your continued service with the Company (collectively, the “Grant Conditions”). The Initial RSUs will vest over a three-year period, except as set forth below.

Within 30 days of the Start Date, you will also receive performance share units for Class A Common Stock with a value of $1,000,000.00 (the “Initial PSUs”) subject to vesting upon the achievement of specified performance metrics described in this paragraph and the Grant Conditions. The Initial PSUs shall vest as follows: 1/3 shall vest upon the achievement of a price for the Common Stock (the “Share Price”) equal to or exceeding $3.00 per share, 1/3 shall vest upon the achievement of the Share Price equal to or exceeding $4.50, the final 1/3 shall vest upon the achievement of the Share Price equal to or exceeding $6.00, in each case, the closing stock price on the NYSE for 20 consecutive trading days (each, a “20-Day Consecutive Share Price”) must equal or exceed the Share Price targets, and provided such 20-Day Consecutive Share Price is achieved prior to the fifth (5th) anniversary of the grant date of such Initial PSU Grant (each, an “Initial PSU Grant Vesting Date”). For the avoidance of doubt, attainment of a 20-day Consecutive Share Price will be deemed to include attainment of a lesser included Share Price target to the extent that lesser included target has not yet been met (e.g., if the $4.50 target is met when the $3.00 target has not yet been met, the Initial PSU would vest as to 2/3 of the award leaving 1/3 unvested). Notwithstanding the foregoing or any provision in the Equity Documents (as defined below) to the contrary, in the event of a Change in Control prior to an applicable Initial PSU Grant Vesting Date, the portion of the Initial PSUs that have achieved the applicable Share Price targets set forth in the Initial PSU Grant shall vest in accordance with the achievement of the applicable 20-Day Consecutive Share Price as described in this paragraph, except the applicable price per share in the applicable Change in Control transaction, as determined by the Board in its good faith discretion, shall be substituted for the applicable 20-Day Consecutive Share Price to determine the number of Initial Grant PSUs that shall vest immediately prior to the closing of the Change in Control. For the avoidance of doubt, any Initial PSUs that have not vested in accordance with this paragraph by such Change in Control shall be forfeited. As used herein, the term “Change in Control” has the meanings ascribed to such term in the Executive Severance Plan.

The Initial RSUs and the Initial PSUs are herein referred to as the “Initial Equity Grants.” The Initial Equity Grants shall be made on the Start Date and determined based on the volume weighted average price of the Class A common stock for the 10-day period ending the trading day prior to the date on which your appointment has been publicly announced by the Company. The Executive must continue to have a service relationship with the Company on the applicable vesting dates to vest in any shares in the Initial Equity Grants, except as set forth below. This is a summary only. The Initial Equity Grants shall be subject to, and governed by, the terms and conditions of the Company’s 2020 Equity Incentive Plan, as may be amended or restated from time to time, and the applicable equity award agreements (collectively, the “Equity Documents”).

You will receive a one-time taxable payment of $500,000.00 (the “Sign-On Bonus”) in your first payroll check following the Start Date, as a sign on bonus. If your employment ends within 6 months of the Start Date because you resign without Good Reason or because the Company terminates your employment for Cause, you shall repay the Company the amount of the Sign-On Bonus within 30 days of the date of such termination.

You will be based out of your home office in Florida.

Butterfly Network recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in the Company’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on the Start Date.

Further, while we expect you to remain with the Company for a long time, this letter is not an employment contract and you will be an at-will employee and will be entitled to benefits under the Executive Severance Plan as an executive vice-president. In addition to such benefits, if your employment is terminated by the Company without Cause or by you for Good Reason, you shall be entitled to the following benefits: (i) the 2025 Guaranteed Bonus, if not yet paid on the date of such termination, payable on at the same time other executives receive their bonus for 2025 performance; and (ii) the Sign-On Bonus, if not yet paid on the date of such termination, payable within 30 days following the date of such termination.

The Company shall reimburse you for the reasonable attorneys’ fees and costs incurred by you, up to $10,000, in connection with the drafting, review and negotiation of this letter and the documents ancillary to this letter.

This letter is subject to successful completion of a background check and upon the completion of references. By signing this letter, you authorize Butterfly Network to conduct such background check.

The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

Butterfly Network expects all employees to act ethically, legally and compliantly. Accordingly, all employees are expected to be familiar with and comply with its Code of Business Conduct and Ethics, which can be viewed on Butterfly Network’s website.

Sincerely,

Butterfly Network

By: /s/ Joseph M. DeVivo
Joseph M. DeVivo
Chief Executive Officer, President, and Chairman to the Board

ACCEPTED AND AGREED

/s/ John Doherty
John Doherty